Exhibit 4.2

STRIKE PRICE WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT OR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT BETWEEN THE ISSUER OF THIS WARRANT AND THE PARTY REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITY REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT NO. 1 TO PURCHASE 1,891,835 SHARES OF COMMON STOCK
OF THE ELMET GROUP CO.

Issue Date: September 14, 2026

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Average Share Price” means the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding a specified date.

“Board” means the board of directors of the Corporation, including any duly authorized committee thereof.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions are not open in Washington, D.C. or New York, New York.

“Certificate of Designation” means the certificate of designation of the Corporation, dated as of the date hereof.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, or such successor certificate or articles of incorporation, articles of association or similar organizational document.

“Change of Control” has the meaning set forth in the Investor Rights Agreement as of the Initial Closing Date.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share.

“Controlled” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“Conversion Limitation Adjustment Event” means the consummation of (a) any share exchange, stock sale, consolidation or merger of the Corporation, or other transaction pursuant to which a majority of the Common Stock will be converted into cash, securities or other property or assets or pursuant to which any Person or group of Persons will have the right to appoint a majority of the Board, (b) any issuance of Common Stock or other securities convertible into Common Stock pursuant to which any Person or group of Persons will have the right to appoint a majority of the Board, or (c) any sale, lease or other transfer in one transaction or a series of transactions of any material portion of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, other than the transfer of assets of the Corporation to one or more of the Corporation’s wholly owned subsidiaries.

“Corporation” means The Elmet Group Co., a Delaware corporation.

“Definitive Transaction Documents” means, collectively, the Investment Agreement, the Investor Rights Agreement, this Warrant, the Penny Warrant, the Registration Rights Agreement and the other transaction documents entered into by and among the Corporation and the DOW in connection with the transactions contemplated hereby, as amended, modified, or supplemented from time to time.

“DOW” means the United States Department of War. Any actions specified to be taken by the DOW hereunder may only be taken by such Person and not by any other Warrantholder.

“DOW Investors” means, collectively, (i) the DOW and (ii) any DOW Permitted Transferee that owns any Preferred Stock, Common Stock or Warrants.

“DOW Permitted Transferee” means any Qualified Governmental Authority.

“Equity Securities” means any and all (a) shares, interests, participations, or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations, or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Ex-Dividend Date” means, with respect to any issuance, dividend or distribution, the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exercise Price” means, with respect to this Warrant, $15.92.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any Warrant, the greater of the value as determined by (a) the sixty (60) trading day volume-weighted average price (“VWAP”) of the Common Stock of the Corporation on the NASDAQ (NASDAQ: ELMT), with such VWAP commencing upon notice of such election, or (b) the value established by a third-party appraiser mutually selected by the Corporation and the Warrantholder, as requested by the Warrantholder pursuant to Section 23.

“Governmental Authority” means any (a) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Authorization” means any consent, license, permit, certificate, identification number, approval, exemption, variance product registration or other registration issued or granted by or filed with any Governmental Authority pursuant to applicable Law.

“Initial Closing Date” means the date hereof.

“Insolvency Event” means:

(a) any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation, or a substantial part of the property or assets of the Corporation, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Corporation, or a substantial part of the property or assets of the Corporation, or (iii) the winding-up or liquidation of the Corporation, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c) the Corporation shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Corporation, or a substantial part of the property or assets of the Corporation, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Investment Agreement” means that certain Investment Agreement, dated as of September 11, 2026, by and between the Corporation and the DOW, as amended, modified, or supplemented from time to time.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated the date hereof, by and between the Corporation and the DOW, as amended, modified, or supplemented from time to time.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the NASDAQ or any principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Law” means all codes, laws, common laws, statutes, Governmental Authorizations, treaties, ordinances, rules, regulations, orders, writs, judgments or injunctions of Governmental Authority, including any amendments thereto.

“Liquidation Event” shall mean (a) the occurrence of any Insolvency Event of the Corporation, (b) a sale, license, lease or transfer of all or substantially all of the Corporation’s assets, (c) a consolidation or merger of the Corporation with another entity or (d) a Change of Control of the Corporation.

“Mandatory Exercise Event” has the meaning set forth in Section 10.

“NASDAQ” means any of the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.

“Original Issue Date” means the date hereof.

“Penny Warrant” means the Warrant representing 75% of the warrants to purchase Common Stock, exercisable at $0.001 per share as of the date hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, an unincorporated association or a Governmental Authority or any department, agency or political subdivision thereof.

“Preferred Stock” means the shares of the Company’s Class A Redeemable Preferred Stock, par value $0.001 per share.

“Qualified Governmental Authority” means any U.S. federal Governmental Authority, division, department, organization, instrumentality or similar entity or body Controlled by the United States that can deliver a valid and duly executed Internal Revenue Service Form W-9 or otherwise demonstrate that it is a “United States person” for U.S. federal income tax purposes.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Corporation and the DOW.

“Regulatory Law” means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder, collectively, any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, outbound investment, foreign exchange, national security or national interest of any jurisdiction.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in Section 2.

“Trading Day” means a Business Day on which NASDAQ (or any other national securities exchange on which the Common Stock is listed at such time) is open for business.

“Transfer Agent” means the Corporation’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

“Warrant” means this warrant to purchase Common Stock.

“Warrantholder” has the meaning set forth in Section 2.

2. Number of Shares; Exercise Price. This certifies that the DOW (together with any permitted transferee or assignee, as applicable, including the restrictions included in Section 7, the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Corporation, in whole or in part, after the expiration or termination of any applicable Regulatory Law, if any, up to an aggregate of 1,891,835 fully paid and nonassessable shares of Common Stock, at a purchase price per share of Common Stock equal to the Exercise Price. The number of shares of Common Stock (the “Shares”) and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise of Warrant; Term; Limitation on Share Transfers.

(a) Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part, by the Warrantholder, at any time and from time to time, after September 14, 2027 but in no event later than 5:00 p.m., New York City time on the tenth anniversary of the Original Issue Date (the “Expiration Time”), by (a) delivery of the Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder; provided, that the Warrantholder shall not be required to deliver the original Warrant in order to effect an exercise hereunder and no ink original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required, and (b) payment of the Exercise Price for the Shares thereby purchased (i) by wire transfer of immediately available funds to an account designated by the Corporation; or (ii) by having the Corporation withhold, from the shares of Common Stock that would otherwise be delivered to the Warrantholder upon such exercise, shares of Common Stock issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Last Reported Sale Price of the Common Stock on the Trading Day on which this Warrant is exercised and the Notice of Exercise is delivered to the Corporation pursuant to this Section 3. The date on which the last of such items set forth herein is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” Notwithstanding anything in the Warrant to the contrary, to the extent that (x) there has not been an exercise of the Warrant by the Warrantholder pursuant to this Section 3(a) and (y) the Last Reported Sale Price of the Common Stock price is in excess of the Exercise Price, unless Warrantholder provides written notice to the Corporation to the contrary, any portion of the Warrant that remains unexercised at the Expiration Time shall be exercised automatically in whole (not in part) upon the Expiration Time by means of a cashless exercise pursuant to this Section 3(a).

Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of new Warrant evidencing the right to purchase the remaining number of Shares, if any.

(b) Limitations on Share Transfers. Subject to the Investor Rights Agreement, any Shares issued in connection with the exercise of the Warrant may be sold only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

(c) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with an offering by the Corporation, a Change of Control, a Liquidation Event or other transaction, such exercise may, at the election of the Warrantholder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

4. Issuance of Shares; Authorization; Listing.

(a) Upon exercise of this Warrant, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days thereafter), deliver to the Warrantholder in book-entry form as recorded on the books and records of the Transfer Agent such aggregate number of shares of Common Stock specified by the Warrantholder in the Notice of Exercise and to which the Warrantholder is entitled pursuant to the exercise hereof. The Corporation hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Corporation agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed. The Corporation will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of this Warrant at any time. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares.

(b) The Corporation shall use commercially reasonable efforts to cause the Shares issuable upon exercise of this Warrant to be approved for listing on the NASDAQ on or about the Original Issue Date, subject to notice of issuance of such Shares.

5. No Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon exercise of the Warrant. Instead, the Corporation shall pay a cash adjustment to the exercising Warrantholder based upon the Last Reported Sale Price on the Trading Day immediately prior to the Exercise Date.

6. Charges; Issuance Taxes and Expenses and Withholding.

(a) Issuance of Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax (to the extent permitted under applicable law) or other incidental expense in respect of the issuance of such Shares, all of which issuance taxes and other expenses shall be paid by the Corporation. Notwithstanding the foregoing, the Warrantholder and the Corporation shall cooperate to minimize any such transfer taxes to the extent permitted by law, including by providing any necessary documentation thereof.

(b) Notwithstanding any other provision of this Warrant, the Corporation and its respective representatives, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Warrant and any taxes as may be required to be deducted and withheld from such amounts under applicable tax law.

7. Transfer/Assignment.

(a) Without the prior written consent of the Corporation (such consent not to be unreasonably withheld, conditioned or delayed), the Warrantholder may not sell, assign, transfer, pledge or dispose of all or any portion of the Warrant or any rights thereunder, to any Person if not permitted under the Investor Rights Agreement. The Corporation shall be entitled to refuse to register any attempted transfer not in compliance with this Section 7, and any attempted sale, assignment, transfer, pledge or disposition in violation of this Section 7 shall be null and void. For the avoidance of doubt, no Common Stock issued in respect of the Warrant will be subject to the restrictions set forth in this Section 7 in connection with open-market transactions.

(b) If this Warrant is to be transferred, the Warrantholder shall surrender this Warrant to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of the Warrantholder a new Warrant (in accordance with Section 7(d)), registered as the Warrantholder may request, representing the right to purchase the number of Shares being transferred by the Warrantholder and, if less than the total number of Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Warrantholder representing the right to purchase the number of Shares not being transferred.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder at the principal office of the Corporation, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Shares as is designated by the Warrantholder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrant. Whenever the Corporation is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(b) or Section 7(c), the Shares designated by the Warrantholder which, when added to the number of shares of Common Stock underlying the other new Warrant issued in connection with such issuance, does not exceed the number of Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the issue date indicated on the face of this Warrant and (iv) shall have the same rights and conditions as this Warrant.

(e) Buy-In. In addition to any other rights or remedies available to the Warrantholder hereunder or otherwise at law or in equity, if after the exercise of this Warrant pursuant to Section 3, the Corporation fails to deliver the Shares in book-entry form within the three (3) Business Day period in accordance with Section 4, and if after such failure, the Warrantholder is required by its broker to purchase (in an open market transaction or otherwise), or the Warrantholder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Warrantholder of the Shares that the Warrantholder was entitled to receive upon such exercise (a “Buy-In”), then (i) the Corporation shall pay in cash to the Warrantholder the amount by which (x) the Warrantholder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Shares that the Corporation was required to deliver to the Warrantholder in connection with such exercise, by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (ii) at the option of the Warrantholder, either reinstate the portion of this Warrant and equivalent number of Shares for which such exercise was not honored (and refund the Exercise Price therefor, to the extent paid by the Warrantholder), or deliver to the Warrantholder the number of Shares that would have been issued had the Corporation timely complied with its delivery obligations hereunder. The Warrantholder shall provide the Corporation written notice indicating the amounts payable to the Warrantholder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit the Warrantholder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Shares upon exercise of this Warrant.

(f) This Warrant, and any new Warrant issued pursuant to this Section 7, shall contain the notations set forth on the face of this Warrant (in addition to any additional legends or notations as may be required under applicable securities laws).

(g) Each register and book-entry for the Shares shall contain notations in the following form (in addition to any additional legends or notations as may be required under applicable securities laws):

(i) THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND WITHOUT A VIEW TO DISTRIBUTION AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(ii) THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE BEEN ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT BETWEEN THE ISSUER OF THIS SECURITY AND THE PARTY REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITY REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

8. Saturdays; Sundays; Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

9. Adjustments to Exercise Price and Number of Shares. In order to prevent dilution of the exercise rights granted under Section 3 hereof, the Exercise Price and the number of Shares issuable upon exercise of the Warrant shall be subject to adjustment, without duplication, from time to time as provided in this Section 9, except that the Corporation shall not make any adjustment to the Exercise Price if the Warrantholder participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding the Warrant, in any transaction described in this Section 9, without having to exercise the Warrant, as if the Warrantholder held a number of shares of Common Stock that would be issuable upon exercise of the Warrant in accordance with Section 3.

(a) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Exercise Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b) Stock Dividends or Distributions. If the Corporation shall issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock (other than as set forth in Section 9(e)) the Exercise Price shall be adjusted based on the following formula.

EP1	=	EP0	x	OS0
OS1

where,

EP1 = the Exercise Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, as the case may be;

EP0 = the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, as the case may be; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, as the case may be.

Any adjustment made under this Section 9(b) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, as applicable. If any dividend or distribution of the type described in this Section 9(b) is declared but not so paid or made, the Exercise Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Exercise Price that would then be in effect if such dividend or distribution had not been declared or announced.

(c) Distributions of Rights, Options or Warrants. If the Corporation shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 9(g) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Common Stock at a price per share less than the Average Share Price immediately preceding the announcement date for such distribution, the Exercise Price shall be decreased based on the following formula:

EP1	=	EP0	x	OS0 + X
OS0 + Y

where,

EP1 = the Exercise Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

EP0 = the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

OS0 = the number of shares of the Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X = the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the Average Share Price immediately preceding the announcement date for such distribution; and

Y = the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this Section 9(c) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Exercise Price shall be increased to the Exercise Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Exercise Price shall be increased to the Exercise Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this Section 9(c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such Average Share Price immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Corporation in good faith.

(d) Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Corporation distributes shares of its Equity Securities, evidences of its indebtedness, other assets or property, including cash and cash equivalents, of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Common Stock, excluding:

(i) dividends or distributions as to which adjustment is required to be effected pursuant to Section 9(b) or (c) above;

(ii) rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the Warrantholder will receive such rights along with any Common Stock received upon exercise of the Warrant; and

(iii) Spin-Offs described below in this Section 9(d),

then the Exercise Price shall be decreased based on the following formula:

EP1	=	EP0	x	SP0 - FMV
SP0

where,

EP1 = the Exercise Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

EP0 = the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP0= the Average Share Price immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidences of indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this Section 9(d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Exercise Price shall be increased to be the Exercise Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Shares may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to exercise the Warrant, the amount and kind of the Equity Securities, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities of the Corporation that such holder would have received as if such holder owned a number of shares of Common Stock into which the Warrant were exercisable at the Exercise Price in effect on the Ex-Dividend Date for the distribution. If the Board determines the “FMV” (as defined above) of any distribution for purposes of this Section 9(d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Average Share Price immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 9(d) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Exercise Price shall be decreased based on the following formula:

EP1	=	EP0	x	MP0
FMV + MP0

where,

EP1=Exercise Price in effect immediately after the end of the Valuation Period (as defined below);

EP0 = the Exercise Price in effect immediately prior to the end of the Valuation Period;

FMV = the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as if references therein to Common Stock were to such Equity Securities or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 = the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Any adjustment to the Exercise Price under the preceding paragraph of this Section 9(d) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Exercise Date for the Warrant to be exercised occurs on or during the Valuation Period, then, notwithstanding anything to the contrary herein, the Corporation will, if necessary, delay the settlement of such exercise until the second (2nd) Business Day after the last Trading Day of the Valuation Period.

(e) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Common Stock (but not the Warrant) is converted into or exchanged for securities, cash or other property, or any other similar transaction (other than any transaction covered by Section 9(d)), in each case in which the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) securities, cash or other property with respect to or in exchange for Common Stock (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), including a Conversion Limitation Adjustment Event (without limiting the rights of the Warrantholder or the Corporation with respect to any Conversion Limitation Adjustment Event) (a “Reorganization Event”), then following any such Reorganization Event, the Warrant shall remain outstanding and be exercisable into the number, kind and amount of securities, cash or other property which the Warrantholder would have received in such Reorganization Event had such holder exercised the Warrant for the applicable number of Shares immediately prior to the effective date of the Reorganization Event using the Exercise Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 9 set forth with respect to the rights and interest thereafter of the Warrantholder, to the end that the provisions set forth in this Section 9 (including provisions with respect to changes in and other adjustments of the Exercise Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon exercise of the Warrant. The provisions of this Section 9(e) shall similarly apply to successive Reorganization Events. In the case of any Reorganization Event, the successor Person (if other than the Corporation) resulting from such Reorganization Event shall duly execute and deliver to the Warrantholder a supplement (in form and substance reasonably satisfactory to the Warrantholder) acknowledging such successor’s obligations under this Section 9(e). Notwithstanding anything to the contrary contained herein, with respect to any Reorganization Event, the Warrantholder shall have the right to elect, prior to the consummation of such Reorganization Event, to give effect to the exercise rights contained in Section 3 in lieu of giving effect to the provisions of this Section 9(e) with respect to this Warrant. Without limiting the Corporation’s obligations with respect to a Conversion Limitation Adjustment Event, the Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the Warrantholder of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Warrant is expected to be exercised for under this Section 9(e). Failure to deliver such notice shall not affect the operation of this Section 9(e). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the exercise of the Warrant into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(f) Other Events. If any event of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including the granting of phantom stock rights or other rights with equity features) occurs, and the Board in good faith determines that an appropriate adjustment to the Exercise Price shall be made so as to protect the rights of the Warrantholder, then such adjustment shall be made in a manner consistent with the provisions of this Section 9; provided, that no such adjustment pursuant to this Section 9(f) shall increase the Exercise Price as otherwise determined pursuant to this Section 9.

(g) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon exercise of the Warrant, the Warrantholder will receive, in addition to any Common Stock due upon exercise, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any exercise, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Exercise Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock, shares of Equity Securities, evidences of indebtedness, securities, assets or property as described in Section 9(d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Adjustments to Number of Shares. Concurrently with any adjustment to the Exercise Price under this Section 9, the number of Shares for which the Warrant is exercisable will be adjusted such that the number of Shares for the Warrant in effect immediately following the effectiveness of such adjustment will be equal to the number of Shares for the Warrant in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.

(i) Adjustment at the Discretion of the Board. Solely for purposes of preventing dilution, the Corporation shall be permitted to decrease the Exercise Price by any amount for a period of at least 20 Business Days if the Board determines in good faith that such decrease would be in the best interest of the Corporation. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Corporation’s securities are then listed, the Corporation also may (but is not required to) decrease the Exercise Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Exercise Price is decreased pursuant to either of the preceding two sentences, the Corporation shall deliver to the Warrantholder a notice of the decrease at least fifteen (15) days prior to the date the decreased Exercise Price takes effect, and such notice shall state the decreased Exercise Price and the period during which it will be in effect. Notwithstanding the foregoing, such adjustments pursuant to this Section 9(i) shall require the prior written consent of the Warrantholders to the extent that such adjustment would require stockholder approval under the rules of NASDAQ or another U.S. national securities exchange.

(j) Rounding; Par Value; De-minimis Adjustments. All calculations under this Section 9 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Exercise Price shall reduce the Exercise Price below the then par value of the Common Stock. The Corporation shall not be required to make any adjustment pursuant to this Section 9 if the amount of such adjustment would be less than 1% of the then applicable Exercise Price or number of Shares into which this Warrant will be exercisable in effect immediately before the event that would otherwise have given rise to such adjustment. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

(k) Notwithstanding anything to the contrary in this Section 9, the Exercise Price or the number of Shares shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any Equity Securities pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of the Corporation’s subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (i) of this subsection and outstanding as of the Original Issue Date;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy back transaction, including structured or derivative transactions, that is not a tender or exchange offer; or

(v) solely for a change in the par value of the Common Stock.

(l) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five (5) Business Days thereafter, the Corporation shall furnish to the Warrantholder in accordance with the notice requirements set forth in Section 21 of the Warrant a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by the Warrantholder, but in any event not later than five (5) Business Day thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon exercise of the Warrant.

(m) Adjustments Requiring Stockholder Approval. To the extent that any adjustment under this Section 9 would require stockholder approval under the rules of NASDAQ or another U.S. national securities exchange on which the Comon Stock is then listed, the Company agrees to use its reasonable best efforts at its first annual meeting or any subsequent meeting of stockholders to obtain the approval of the Company’s stockholders for such adjustment in accordance with the requirements of the NASDAQ and applicable Law, including, that (i) the Board shall recommend to the Company’s stockholders approval of such adjustment and (ii) the Company shall solicit proxies from its stockholders in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such adjustment.

10. Mandatory Exercise.

(a) The Warrant shall be subject to mandatory exercise upon the earliest to occur of any of the following events (each, a “Mandatory Exercise Event”):

(i) on the Trading Day immediately prior to the Expiration Time;

(ii) immediately prior to any Liquidation Event;

(iii) immediately prior to the consummation of any Change of Control transaction; and

(iv) the Corporation may, at any time following September 14, 2029, require the exercise of all or any portion of the outstanding Warrant upon written notice to the Warrantholder if the VWAP of the Common Stock exceeds 400% of the Exercise Price for at least twenty (20) consecutive Trading Days immediately preceding such notice.

(b) Subject to Section 10(c), each Mandatory Exercise Event shall be self-executing by operation of this Warrant pursuant to the cashless exercise mechanic set forth in Section 3(a).

(c) The Corporation shall provide written notice to the Warrantholder no less than twenty (20) calendar days prior to any Mandatory Exercise Event to permit the Warrantholder to exercise for cash in connection with such Mandatory Exercise Event.

11. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

12. No Rights as Stockholders. This Warrant (other than as provided in the other Definitive Transaction Documents) does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Corporation prior to the date of exercise hereof.

13. Governing Law. This Warrant and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal Law of the United States (“Federal Law”). To the extent that Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the Law of the State of New York (without giving effect to its conflict of laws principles) shall be adopted as the governing rule of decision.

14. Jurisdiction Involving Non-Government Entities. By execution and delivery of this Warrant, the Corporation irrevocably and unconditionally:

(a) submits for itself and its property in any action, claim, demand, charge, complaint, audit, investigation, arbitration, inquiry, litigation, suit, or other proceeding by or before any Governmental Authority (each, a “Proceeding”) against it arising out of or in connection with this Warrant, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the Southern District of New York, (ii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found, and (iii) appellate courts from any of the foregoing;

(b) consents that any such Proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any Proceeding, that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c) agrees that, subject to any and all rights of appeal provided by applicable Law, judgment against it in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment or otherwise as provided by applicable Law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of such party’s obligation.

15. Jurisdiction Involving Governmental Entities. By execution and delivery of this Warrant, the DOW Investors, to the maximum extent permitted by applicable Law, irrevocably and unconditionally acknowledge that this Warrant is an express contract within the meaning of 28 U.S.C. § 1491(a), and each submits for itself in any claim arising from, related to, or in connection with this Warrant to the jurisdiction of (a) the U.S. Court of Federal Claims; (b) any other federal court or tribunal of competent jurisdiction; and (c) appellate courts from any of the foregoing.

16. WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS WARRANT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS WARRANT MAY FILE A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

17. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Corporation.

18. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Warrant shall be effective unless such modification, amendment or waiver is approved in writing by the Corporation and the DOW Investors.

19. Severability. If any term, covenant, condition or provision of this Warrant or the application thereof to any Person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Warrant, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Warrant shall be valid and be enforced to the fullest extent permitted by applicable Law.

20. Prohibited Actions. The Corporation agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Certificate of Incorporation.

21. Notices. All notices, consents, waivers and other communications under this Warrant must be in writing and will be deemed given to a party when delivered by e-mail to the e-mail addresses set forth below, in each case marked to the attention of the individual (by name or title) designated below (or to such e-mail address as a party may designate by notice to the other party):

if to the DOW:

United States Department of War
Address:	1000 Defense Pentagon,
Washington, DC 20301-1000
Attention:	Office of the Deputy Assistant Secretary of War (Industrial Base Resilience)
E-mail:	[*]

if to the Corporation:

The Elmet Group Co.
Address:	280 Fore Street, Suite 301
Portland, Maine 04101
Attention:	Office of General Counsel
E-mail:	[*]

with a simultaneous copy (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
Address:	One Bryant Park
Bank of America Tower
New York, New York 10036-6745
Attention:	[*]
E-mail:	[*]

22. Warrant Register. The Corporation shall keep and properly maintain at its principal office books for the registration of this Warrant and any transfers thereof. The Corporation may deem and treat the Person in whose name this Warrant is registered on such register as the Warrantholder thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary, except any assignment, division, combination, or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

23. Valuation Dispute Resolution. In the case of any dispute as to the determination of the Fair Market Value of any Common Stock, Warrant, or other property, the calculation of the Exercise Price or any other computation required to be made hereunder, if the Warrantholder and the Corporation are unable to settle such dispute within ten (10) Business Days, then either party may elect to submit the disputed matter(s) for resolution by an accounting firm of nationally recognized standing as may be mutually agreed upon by the Warrantholder and the Corporation. Such firm’s determination shall be binding upon all parties absent demonstrable error. The fees and expenses of the accounting firm shall be borne by the Corporation.

22. Remedies. The Corporation acknowledges that the rights of any DOW Investor under this Warrant is unique and recognizes and affirms that in the event of a breach of this Warrant by the Corporation, money damages may be inadequate and such DOW Investor would have no adequate remedy at Law. Each DOW Investor shall be entitled to seek (and the other party shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at Law) an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at Law or in equity.

25. Entire Agreement. This Warrant, together with the other Definitive Transaction Documents, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.

Dated: September 14, 2026

THE ELMET GROUP CO.

	By:	/s/ Peter V. Anania
		Name:	Peter V. Anania
		Title:	Chief Executive Officer and Chairman

Accepted and agreed:

UNITED STATES DEPARTMENT OF WAR

By:	/s/ Michael Duffey
	Name:	HON Michael Duffey
	Title:	Undersecretary of War for Acquisition & Sustainment

Form of Notice of Exercise

Date:____________

TO:	The Elmet Group Co. (the “Corporation”)

RE:	Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the Warrant, originally issued by the Corporation to the United States Department of War on September 14, 2026, hereby elects to exercise the Warrant with respect to the number of shares of Common Stock set forth below. The undersigned, in accordance with Section 3 of the Warrant, hereby elects to pay the aggregate Exercise Price for such shares of Common Stock in the manner indicated below (check one):

☐	Cash Exercise. The undersigned hereby tenders payment of the Aggregate Exercise Price set forth below by wire transfer of immediately available funds to the account designated by the Corporation.

☐	Cashless (Net-Share) Exercise. The undersigned hereby elects to exercise this Warrant on a cashless basis pursuant to Section 3(a)(ii) of the Warrant and directs the Corporation to withhold, from the shares of Common Stock otherwise issuable upon this exercise, a number of shares of Common Stock having a value (based on the Last Reported Sale Price on the Trading Day on which this Notice of Exercise is delivered) equal to the Aggregate Exercise Price, and to deliver to the undersigned only the net number of shares of Common Stock remaining after such withholding.

Number of Shares of Common Stock to be Exercised: _______________

Aggregate Exercise Price (if Cash Exercise): _______________

Net Shares to be Delivered (if Cashless Exercise): _______________

[To be calculated by the Corporation based on the Last Reported Sale Price on the Exercise Date].

The undersigned hereby represents and warrants that the undersigned is the registered holder of the Warrant and that the foregoing exercise is being made in compliance with all applicable securities laws and the terms of the Investor Rights Agreement.

Holder:	__________________

By:	__________________

Name:	__________________

Title:	__________________